FOR IMMEDIATE RELEASE	Contact: Mike Ogburn (502) 636-4415 (office) (502) 262-0224 (cellular) mogburn@kyderby.com

BANKRUPTCY COURT APPROVES CHURCHILL DOWNS INCORPORATED'S
ACQUISITION OF FAIR GROUNDS RACE COURSE

LOUISVILLE, Ky. (Sept. 24, 2004) - The U.S. Bankruptcy Court, Eastern District of Louisiana, today approved Churchill Downs Incorporated's (Nasdaq: CHDN) ("CDI" or "Company") $47 million acquisition of the Fair Grounds Race Course ("Fair Grounds"). CDI, the Fair Grounds Corporation, the Louisiana Horseman's Benevolent and Protective Association and other parties involved are expected to close the transaction on or before Oct. 15, 2004.

        Thomas H. Meeker, CDI's president and chief executive officer, called the court's ruling "a welcome ending to a lengthy process and the advent of a new era for the Fair Grounds, CDI and the New Orleans community."

        "The bankruptcy court's ruling today brought us one step closer to achieving what we believe is an excellent strategic fit between Fair Grounds and CDI and an ideal entree for our Company into a city and state with such a rich racing heritage," said Meeker. "The Fair Grounds' tradition, quality racing and winter-race schedule are well complemented by CDI's operational expertise, industry-leading brand and simulcast network.

        "Going forward, we will now turn our focus on closing the transaction, immersing ourselves into the New Orleans community and supporting the Fair Grounds staff in delivering an outstanding 2004-2005 meet," Meeker continued. "We will look to the continued guidance and involvement of Fair Grounds management as we undertake this important transition process and begin building what we believe will be a long and prosperous partnership with employees, patrons, horsemen and the community at large."

        Should the acquisition close successfully on or before Oct. 15, 2004, Fair Grounds and its 10 off-track betting facilities would become the seventh racetrack operation owned by CDI. Fair Grounds' upcoming 82-day meet will run from Nov. 25, 2004, through March 27, 2005.

        Churchill Downs Incorporated ("CDI"), headquartered in Louisville, Ky., owns and operates world-renowned horseracing venues throughout the United States. The Company's racetracks in California, Florida, Illinois, Indiana and Kentucky host 114 graded-stakes events and many of North America's most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders' Cup World Thoroughbred Championships - more than any other North American racing company. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI's network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

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        New Orleans, La.-based Fair Grounds Race Course, the nation's third oldest Thoroughbred racetrack, operates one of the top winter racing circuits in the country. Its 133rd season, scheduled Nov. 25, 2004 through March 27, 2005, will present 56 stakes races - including nine graded stakes events - offering more than $6 million in purses.

         This news release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "might," "plan," "predict," "project," "should," "will," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties; the economic environment; the impact of increasing insurance costs; the impact of interest rate fluctuations; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; costs associated with our efforts in support of alternative gaming initiatives; costs associated with our Customer Relationship Management initiative; a substantial change in law or regulations affecting our pari-mutuel activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional Indiana racetrack and its wagering facilities near our operations; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; any business disruption associated with our facility renovations; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

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